Exhibit 21



         The Company owns, either directly or through wholly owned subsidiaries, 100% of the capital stock of each of the following corporations:

         ARS Acquisition II, Inc. (Delaware)
         American Merger Corporation (Delaware)
         American Radio Systems License Corp. (Delaware)
         American Tower Systems Holding Corporation (Delaware)
         American Tower Systems, Inc. (Delaware)
         Radio Systems of Miami, Inc. (Delaware)
         Radio Systems of Philadelphia, Inc. (Pennsylvania)

         The Company owns, either directly or through wholly owned subsidiaries, 25% of the outstanding capital stock of Radio Data Group, Inc. (Virginia), a 50.1% interest in ATS Needham, LLC and a 32.5% interest in Briar Summit Wireless, LLC.